Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Turner Funds:

We consent to the use of our report dated November 30, 2009, with respect to the financial statements of the Turner Spectrum Fund, Turner Concentrated Growth Fund, Turner Core Growth Fund, Turner Emerging Growth Fund, Turner Large Cap Growth Fund, Turner Midcap Growth Fund, Turner New Enterprise Fund, Turner Small Cap Growth Fund, Turner Quantitative Broad Market Equity Fund, Turner Quantitative Large Cap Value Fund, Turner International Core Growth Fund, Turner Midcap Equity Fund, and Turner Small Cap Equity Fund (collectively, the funds), as of September 30, 2009, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the headings, “Independent Registered Public Accountants” and “Financial Statements” in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 27, 2010